Exhibit 1

Notice of dividends dated July 23, 2002


INVESTOR RELATIONS DEPARTMENT


SADIA S.A.
Rua Fortunato Ferraz, 659 - 2(degree) andar
05093-901 - Sao Paulo - SP - Brazil
Voice #:  55 11 3649-3370
Fax: 5511 3649-1535

SADIA

Sao Paulo-SP, 23 July 2002

TO
NEW YORK STOCK EXCHANGE - NYSE

Dear Sirs:

      This is to inform you that the Board of Directors, at a meeting held on this even date, as authorized payment of dividends to shareholders, in the amount of R$0.0160 per Common Stock and R$0.0176 per Preferred Stock. Such dividends will be paid as an advance to the account of the present fiscal year results and shall e computed in the calculation of the minimum mandatory dividend to be approved at the next Ordinary Shareholders' General Meeting. Payment will be effected on 16th August 2002, based on the share capital as of 31st July 2002.

                                    Yours very truly

                                    SADIA S.A.
                                    Luiz Gonzaga Murat Junior
                                    Investor Relations Officer